EXHIBIT 10.20
Amendment No. 9 to the
Pfizer Supplemental Savings Plan (the “PSSP”)
(Amended and Restated as of January 1, 2016)
* * *
(Deletions crossed out)

1.Section 6.10 shall be amended to read as follows:

6.10. Permitted Delay. Notwithstanding the foregoing, any payment on account of a Member under the Plan shall be delayed upon the Committee's reasonable anticipation ~~of one or more of the following events: (a) The Company's deduction with respect to such payment would be eliminated by application of Code section 162(m); or (b) The~~ that the making of the payment would violate federal securities laws or other applicable law; provided, that any payment delayed pursuant to this Section 6.10 shall be paid in accordance with Section 409A.
2.Nothing in this amendment shall be deemed to modify or affect any (i) compensation that is grandfathered, or any grandfathered amounts, for purposes of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), or (ii) grandfathered benefits or amounts under Section 409A of the Code.

3.To the extent required by the preamble to the 2019 Proposed Regulations under Section 162(m) of the Code (REG-122180-18, 84 Fed. Reg. 70356, 70369 (Dec. 20, 2019)), the Company shall cause the payment of previously deferred amounts that would have been required to be paid prior to December 31, 2020 to be made no later than December 31, 2020.